Exhibit 8.1

300 North LaSalle Chicago, IL 60654 United States +1 312 862 2000	Facsimile: +1 312 862 2200

www.kirkland.com

May 22, 2023

John Deere Capital Corporation

P.O. Box 5328

Madison, Wisconsin 53705

Re:	Registration Statement on Form S-3ASR

Ladies and Gentlemen:

We have acted as special U.S. federal income tax counsel to John Deere Capital Corporation (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of the Registration Statement on Form S-3 filed with the Commission on or around May 22, 2023 (the “Registration Statement”). The Registration Statement relates to the registration of various securities, including the Company’s issuance of its Medium-Term Notes (the “Notes”), as set forth in the prospectus supplement contained in the Registration Statement (the “Prospectus Supplement”), with an aggregate principal amount up to the amount set forth in the Registration Statement.

In preparing this opinion, we have examined and relied upon the information set forth in the Prospectus Supplement and such other documents, agreements and instruments as we have deemed necessary as a basis for the opinion hereinafter expressed. In our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

In our opinion, the discussion under the caption “United States Federal Income Taxation,” insofar as such discussion represents legal conclusions or statements of U.S. federal income tax law and subject to the limitations and conditions set forth therein, accurately describes the material U.S. federal income tax consequences of the purchase, ownership and disposition of the Notes. This opinion is based upon the Internal Revenue Code of 1986, as amended, U.S. Treasury Regulations (including proposed U.S. Treasury Regulations and temporary U.S. Treasury Regulations) promulgated thereunder, rulings, official pronouncements and judicial decisions, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect. Our opinion is not binding on the Internal Revenue Service or any court and there is no assurance or guarantee that the Internal Revenue Service or a court will agree with our conclusions.

Austin  Bay Area  Beijing  Boston  Brussels  Dallas  Hong Kong  Houston  London  Los Angeles  Miami  Munich  New York  Paris  Salt Lake City  Shanghai  Washington, D.C.

John Deere Capital Corporation May 22, 2023 Page 2

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to us under the heading “United States Federal Income Taxation” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Sincerely,

/s/ KIRKLAND & ELLIS LLP

KIRKLAND & ELLIS LLP